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                                                                      EXHIBIT 15



November 13, 2002

Board of Directors and Stockholders
VitalWorks Inc.
Ridgefield, Connecticut

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of VitalWorks Inc. for the periods ended September 30, 2002 and 2001, as indicated in our report dated October 23, 2002, November 12, 2002 for
Note I; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, is incorporated by reference in the Registration Statements of VitalWorks Inc. on Forms S-3, numbers 333-45480, 333-40704, 333-37890, 333-34490, 333-88589,
333-87795, 333-73097 and 333-71109 and Forms S-8, numbers 333-96665, 333-84468,
333-72890, 333-56556, 333-40730, 333-40488, 333-39792 and 333-74773.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ BDO Seidman, LLP
New York, New York